Exhibit 99.2

Axonics® Announces Closing of Initial Public Offering of Common Stock

IRVINE, Calif.—(BUSINESS WIRE)—Axonics Modulation Technologies, Inc. (NASDAQ: AXNX) (“Axonics”), a medical technology company focused on the design, development and commercialization of innovative and minimally invasive sacral neuromodulation (“SNM”) solutions for the treatment of overactive bladder (“OAB”), fecal incontinence (“FI”), and urinary retention (“UR”), today announced the closing of its initial public offering of 8,000,000 shares of common stock at an initial public offering price of $15.00 per share, raising $120.0 million in gross proceeds from the offering, before underwriting discounts and commissions and estimated offering expenses. Axonics has also granted the underwriters a 30-day option to purchase an additional 1,200,000 shares of common stock at the initial public offering price, less underwriting discounts and commissions. All of the shares of common stock were offered by Axonics.

Axonics’ common stock began trading on The Nasdaq Global Select Market under the ticker symbol “AXNX” on October 31, 2018.

BofA Merrill Lynch and Morgan Stanley acted as joint book-running managers for the offering. Wells Fargo Securities acted as lead manager and SunTrust Robinson Humphrey acted as co-manager for the offering.

A registration statement on Form S-1, including a prospectus relating to the offering, has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on October 30, 2018. The offering of these shares was made only by means of a prospectus. Copies of the prospectus may be obtained from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Axonics Modulation Technologies, Inc.

Axonics has developed an innovative rechargeable SNM system for the treatment of patients with OAB, FI, and UR. Axonics’ proprietary r-SNM System is designed to be 60% smaller than existing technology and to last approximately 15 years. Axonics currently has marketing approvals in Europe, Canada, and Australia for OAB, FI, and UR.

Contacts

Axonics’ Contacts

Axonics Modulation Technologies, Inc.

Dan Dearen, +1-949-396-6320

President & Chief Financial Officer

ddearen@axonicsmodulation.com

or

Investor & Media Contact

W2Opure

Matt Clawson, +1-949-370-8500

mclawson@w2ogroup.com

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